UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 18, 2006
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On July 18, 2006, the Company released its earnings for the second quarter ended July 1, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. July 18, 2006 press release announcing its second quarter 2006 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: July 19, 2006

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.     Description

        99.1        Weis Markets, Inc. July 18, 2006 press release announcing its second quarter 2006 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	July 18, 2006
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS' SECOND QUARTER SALES INCREASE 4.9% NET INCOME UP 5.9%

     (SUNBURY, PA) – Weis Markets, Inc. (NYSE: WMK) today said its second quarter sales increased 4.9% to $561.9 million and that its second quarter net income increased 5.9% compared to the same period a year ago.

     During the thirteen-week period ending July 1, 2006, the Company's basic and diluted earnings per share increased $.03 to $.57 per share. The Company's comparable store sales in the second quarter increased 3.8%.

     "Our second quarter results were positively impacted by a record Easter sales period," said Norman S. Rich, Weis Markets' President and CEO. The Easter holiday sales period occurred in the first quarter last year.

Year-to-Date

     The Company's year-to-date sales increased 2.2% to $1.1 billion while its net income declined 3.1% to $30.4 million. Year-to-date basic and diluted earnings per share declined $.03 to $1.13 per share. Year-to-date comparable store sales increased 1.4%.

     The Company said its first quarter financial results were significantly affected by a very mild winter in its core markets, particularly in Pennsylvania where it operates most of its stores. Year-to-date, most expense items have risen in direct correlation with the increased sales volume. However, petroleum and petroleum-based products have increased at a much higher pace with fuel costs up 25.6%, utilities up 8.7%, and plastic (petroleum-based) packaging supplies up approximately 25.0% compared to the first six months of last year.

About Weis Markets

     Founded in 1912, Weis Markets, Inc. is a Mid-Atlantic supermarket company operating 158 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 31 locations in ten states.

-# # #-

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.
and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Second Quarter - 2006
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	July 1, 2006	June 25, 2005	(Decrease)
Net Sales	$561,944,000	$535,734,000	4.9%
Income Before Taxes	24,062,000	23,142,000	4.0%
Provision for Income Taxes	8,571,000	8,517,000	0.6%
Net Income	$15,491,000	$14,625,000	5.9%

Weighted-Average
Shares Outstanding	27,032,000	27,038,000	(6,000)
Basic and Diluted
Earnings Per Share	$0.57	$0.54	$0.03

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	July 1, 2006	June 25, 2005	(Decrease)
Net Sales	$1,109,729,000	$1,085,446,000	2.2%
Income Before Taxes	47,401,000	50,022,000	(5.2%)
Provision for Income Taxes	16,974,000	18,632,000	(8.9%)
Net Income	$30,427,000	$31,390,000	(3.1%)

Weighted-Average
Shares Outstanding	27,034,000	27,038,000	(4,000)
Basic and Diluted
Earnings Per Share	$1.13	$1.16	($0.03)